Exhibit 10.1

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

This Amendment No. 2 to the Stock Purchase Agreement (“Second Amendment”) is made and entered effective as of July 31, 2010 by and among Deep Down, Inc., a corporation existing under the laws of Nevada (“Purchaser”), Cuming Corporation, a corporation existing under the laws of Massachusetts (the “Company”), and the stockholders of the Company listed on the signature pages hereof under the heading “Selling Stockholders” (collectively, the “Selling Stockholders”).  All capitalized terms not otherwise defined herein shall have the meanings as set forth in the Agreement (as defined below).

WHEREAS, on May 3, 2010, the parties entered into that certain Stock Purchase Agreement (the “Agreement”); and

WHEREAS, on June 30, 2010, the parties entered into that certain Amendment No. 1 to Stock Purchase Agreement (“First Amendment”); and

WHEREAS, the parties desire to further amend the Agreement in accordance with the terms of this Second Amendment.

AGREEMENT

1.	Definitions. (a) The following definitions as provided in Section 1.1 of the Agreement shall be amended and restated to read as follows:

“”Adjustment Escrow Amount means $1,750,000.”

“”Independent Valuation Firm” means Grant Thornton, LLP, and if Grant Thornton, LLP refuses or is unable to perform the requested services, Purchaser and the Stockholder Representative shall negotiate in good faith to agree upon a different valuation firm.”

““Included Current Assets” means (x) the accounts receivable, inventory, contracts in progress,  prepaid expenses and deferred tax assets (solely to the extent any such deferred tax assets will be realized by the Purchaser and its subsidiaries upon consummation of the Closing), but excluding receivables from any of the Company’s Affiliates, directors, employees, officers or Stockholders and any of their Affiliates, and (y) the amount of the Net Customer Deposit Asset of the Company existing as of the Closing (if any), in each case as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided, however, that any amounts that otherwise would be included in the foregoing Included Current Assets but are included in a calculation and determination of the Net Customer Deposit Asset or Net Customer Deposit Liabilities (as the case may be) as of the Closing and reflected in an adjustment to the payment of the Purchase Price on the Closing Date as provided under Section 2.2 shall not be duplicated and included in the calculation of items under clauses (x) and (y) (for the avoidance of doubt, if it is determined after Closing as part of the process set forth in Section 2.4 that the amount of the Net Customer Deposit Asset or Net Customer Deposit Liabilities (as the case may be) as of the Closing that was reflected in an adjustment to the payment of the Purchase Price as provided under Section 2.2 was not the actual amount of the Net Customer Deposit Asset or Net Customer Deposit Liabilities (as the case may be) as of the Closing then the difference (if any) of (i) the amount by which the Purchase Price was adjusted therefor pursuant to Section 2.2 from (ii) the actual amount of the Net Customer Deposit Asset or Net Customer Deposit Liabilities (as the case may be) shall be considered an Included Current Asset (unless the actual amount of the Net Customer Deposit Asset is less than the amount by which the Purchase Price was increased pursuant to Section 2.2 or the actual amount of the Net Customer Deposit Liabilities is greater than the amount by which the Purchase Price was reduced pursuant to Section 2.2, in which such case such applicable difference shall be an Included Current Liability as described below) for purposes of determining Closing Working Capital).

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““Included Current Liabilities” means (x) the accounts payable, accrued and unpaid Taxes including both short-term and long-term deferred tax liabilities, accrued and unpaid expenses, and accrued and unpaid wages and withholdings, but excluding payables to any of the Company’s Affiliates, directors, officers or Stockholders and any of their Affiliates, short-term bank revolver Indebtedness  and the current portion of long term Indebtedness, and (y) the amount of Net Customer Deposit Liabilities of the Company existing as of the Closing (if any), in each case as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided, however, that any amounts that otherwise would be included in the foregoing Included Current Liabilities but are included in a calculation and determination of the Net Customer Deposit Asset or Net Customer Deposit Liabilities (as the case may be) as of the Closing and reflected in an adjustment to the payment of the Purchase Price on the Closing Date as provided under Section 2.2 shall not be duplicated and included in the calculation of items under clauses (x) and (y) (for the avoidance of doubt, if it is determined after Closing as part of the process set forth in Section 2.4 that the amount of the Net Customer Deposit Asset or Net Customer Deposit Liabilities (as the case may be) as of the Closing that was reflected in an adjustment to the payment of the Purchase Price as provided under Section 2.2 was not the actual amount of the Net Customer Deposit Asset or Net Customer Deposit Liabilities (as the case may be) as of the Closing then the difference (if any) of (i) the amount by which the Purchase Price was adjusted therefor pursuant to Section 2.2 from (ii) the actual amount of the Net Customer Deposit Asset or Net Customer Deposit Liabilities (as the case may be) shall be considered an Included Current Liability (unless the actual amount of the Net Customer Deposit Asset is greater than the amount by which the Purchase Price was increased pursuant to Section 2.2 or the actual amount of the Net Customer Deposit Liabilities is less than the amount by which the Purchase Price was reduced pursuant to Section 2.2, in which such case such applicable difference shall be an Included Current Asset as described above) for purposes of determining Closing Working Capital).

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““Target Working Capital” means an amount equal to $17,350,000.”

(b)           The definition of “Net Customer Deposit Liabilities” shall be amended andrestated in its entirety to read as follows:

““Net Customer Deposit Assets” or “Net Customer Deposit Liabilities” means (A) deferred revenue less (B) cash and investments used as collateral for Customer Related Letters of Credit for Advance Payment or Contract Performance Guarantees, prepaid sales commissions, prepaid letter of credit issuance fees, unamortized tooling and customer progress milestone invoices in Accounts Receivable not related to shipments that have been reclassed to Deferred Revenue (which shall be a “Net Customer Deposit Asset” if a negative number results and which shall be a “Net Customer Deposit Liability” if a positive number results.)”

(c)           Section 1.2 of the Agreement shall be amended and restated to read as set forth in Exhibit A to this Second Amendment.

(d)
Sections 2.4(b), 2.4(c) and 2.6(d) shall be amended to delete references to “Net Customer Deposit Liabilities” therein and to substitute “Net Customer Deposit Assets” or “Net Customer Deposit Liabilities” in place thereof.

2.	Purchase Price. Section 2.2 of the Agreement shall be amended and restated to read as follows:

“2.2    Purchase Price.  The aggregate purchase price to be paid by Purchaser for the Shares shall be an amount in cash equal to $48,250,000.00, plus an amount equal to the Net Customer Deposit Assets (if any) or less an amount equal to the Net Customer Deposit Liabilities (if any) (subject to adjustment as provided in Section 2.4 (the “Purchase Price”).”

3.	Payment of Purchase Price. Section 2.3(a) and (b) shall be amended and restated to read as follows:

“(a)   On the Closing Date, Purchaser shall pay the Purchase Price less the Adjustment Escrow Amount and the Indemnity Escrow Amount to the Selling Stockholders, which shall be paid to or at the direction of the Selling Stockholders by wire transfer of immediately available funds into accounts designated in writing by the Selling Stockholders not less than two (2) Business Days prior to the Closing Date; with such amounts paid to the accounts of the Selling Stockholders allocated among them in accordance with their pro rata ownership of the Shares as set forth on Exhibit A.

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(b)   Intentionally omitted.”

4.	Additional Payments. Section 2.8 shall be added to the Agreement and read as follows:

“2.8   Additional Payments.  From and after the Closing Date, Purchaser shall make  the payments as provided under Section 2.8 of the Disclosure Schedule to the Stockholder Representative for distribution to the Selling Stockholders in accordance with their pro rata ownership of the Shares as set forth on Exhibit A.”

5.	Additional Schedule. Section 2.8 of the Disclosure Schedule shall be added in its entirety and shall read as set forth in Exhibit B to this Second Amendment.

6.	Financial Statements. Section 4.7(a) of the Agreement shall be amended and restated to read as follows:

“(a) The Company has delivered prior to the earlier of (A) the Closing or (B) October 31, 2010 to Purchaser copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2007, 2008 and 2009 and the related audited consolidated statements of income, stockholders’ equity and of cash flows of the Company and the Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at June 30, 2010 and the related consolidated statements of income, stockholders’ equity and of cash flows of the Company and the Subsidiaries for the six (6) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Each of the Financial Statements is complete and correct, has been prepared in accordance with  GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as at the dates and for the periods indicated therein.

The audited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2009 is referred to herein as the “Balance Sheet” and such date is referred to herein as the “Balance Sheet Date.””

7.	Section 4.9(l) of the Disclosure Schedule shall be amended and restated in its entirety and shall read as set forth in Exhibit C to this Second Amendment.

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8.	Access to Information; Confidentiality. Section 6.1 of the Agreement shall be amended and restated to read as follows:

“6.1 Access to Information; Confidentiality.  The Company shall, and the Company shall cause the Subsidiaries to, afford to Purchaser and its accountants, counsel, financial advisors and other representatives, and to prospective lenders and other financing sources and each of their respective representatives, full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s and the Subsidiaries’ respective properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company’s or the Subsidiaries’ or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s or any of the Subsidiaries’ systems of internal control), Contracts and records of the Company and the Subsidiaries to the extent necessary to enable Purchaser to make a thorough investigation of the Company’s business, properties, assets and operations, and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company and the Subsidiaries as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s operations or interfere with the conduct of its business.  Prior to the Closing, the Company shall generally keep Purchaser informed as to all material matters involving the operations and businesses of the Company and each of the Subsidiaries.  The Company shall authorize and direct the appropriate directors, managers and employees of each such Subsidiary to discuss matters involving the operations and business of the Company or such Subsidiary, as the case may be, with representatives of Purchaser and its prospective lenders and other financial sources.  All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be “Information” for purposes of the Confidentiality Agreement dated February 25, 2009 among Purchaser, the Company and the Selling Stockholders (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided that Purchaser and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby.  If the parties hereto shall fail to consummate the transactions contemplated hereby, the terms of the Confidentiality Agreement shall, notwithstanding any contrary term thereof, remain in full force and effect for a period of thirty (30) months from the date of this Agreement.  Purchaser’s employees, agents, accountants, counsel, financial advisors and representatives, prospective lenders and other financial sources shall comply with all of the Company’s regulations made known to them when present at the Company’s facilities.”

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9.	Section 6.2(b)(xi) of the Disclosure Schedule shall be added in its entirety and shall read as set forth in Exhibit D to this Second Amendment.

10.	Registration Rights for Purchaser Common Stock. Section 6.18 of the Agreement shall be amended and restated to read as follows:

“6.18   Intentionally omitted.”

11.	Conditions Precedent to Obligations of Purchaser. Section 7.1(t) of the Agreement shall be amended and restated to read as follows”

“(t) Purchaser shall have received the completed Environmental Assessment (including, without limitation, the Phase II investigation at 225 Bodwell Street and 230 Bodwell Street) in accordance with Section 6.19.  The Environmental Assessment at 225 Bodwell Street and 230 Bodwell Street shall not have revealed any circumstances which could reasonably be expected to result in (1) the criminal prosecution of the Company or any Subsidiary or any director, officer or employee of the Company or any Subsidiary under Environmental Laws, or (2) any suspension or closure of operations at 225 Bodwell Street or 230 Bodwell Street or the revocation or termination of any Environmental Permits.”

12.	Conditions Precedent to Obligations of Purchaser. Section 7.1 of the Agreement shall be amended and restated by adding Section 7.1(u) to read as follows:

“(u) The Company shall have received Plan Approval in final or final proposed form from Massachusetts Department of Environmental Protection (“MADEP”) of the Company’s Non-major Comprehensive Plan Application air emissions and material usage limits in no case lower than those set forth in the  Comprehensive Plan Application No. 4P09039 dated December 9, 2009, as amended in April 2010 and August 2010 to replace the air emissions and material usage limits in MADEP Plan Approval No. 4P01037 dated March 20, 2002 with new higher limits based upon the assumed production rate  of sixty (60) seventy-five cubic foot modules per day or equivalent epoxy syntactic foam production rate of 4,500 cubic feet per day from flotation operations based upon assumed current capacity, materials use and emission rates (including the Phase III Project).  The foregoing reference to sixty (60) seventy-five cubic foot modules does not in any way constitute a representation, warranty or covenant by the Selling Stockholders that such production rate will be achieved by the Company following the Closing.”

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13.	Termination of Agreement. Section 9.1(a) of the Agreement shall be amended and restated to read as follows:

“(a)   At the election of the Stockholder Representative or Purchaser on or afterOctober 31, 2010 (such date, as it may be extended under this Section 9.1(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date (as may be extended pursuant hereto), provided that the terminating party is not in material default of any of its obligations hereunder.”

14.	Deposit. As of the date of this Second Amendment, Section 9.4 of the Agreement shall be amended and restated to read as follows:

“9.4    Deposit.  Purchaser has deposited 18,000,000 shares of common stock, par value $0.001 per share, issued to Selling Stockholders (the “Purchaser Common Stock”), with Casner & Edwards, LLP, in its capacity as escrow agent (“Purchaser Common Stock Escrow Agent”), pursuant to that certain Purchaser Common Stock Escrow Agreement (as amended, supplemented or otherwise modified, the “Purchaser Common Stock Escrow Agreement”), dated as of even date herewith, by and among Purchaser, the Stockholder Representative and the Purchaser Common Stock Escrow Agent.  The Purchaser Common Stock, pursuant to the Purchaser Common Stock Escrow Agreement, shall either (i) be retained by the Selling Stockholders in the event that this Agreement is terminated by the Stockholder Representative pursuant to Section 9.1(f), or in the event this Agreement is terminated by either the Stockholder Representative or Purchaser pursuant to Section 9.1(a) due to Purchaser’s failure to obtain financing sufficient to pay the Purchase Price and to consummate the transactions contemplated by this Agreement, (ii) returned to Purchaser in the event this Agreement is terminated for any reason other than that as provided in clause (i) above, or (iii) be returned to Purchaser on the Closing Date contemporaneously with the Closing.

15.	Side Letter Agreement. Exhibit D to the Agreement shall be amended and restated in its entirety as set forth in Exhibit E to this Second Amendment (“Amended Side Letter Agreement”).

16.	Transition Services Agreement. Exhibit F to the Agreement shall be amended and restated in its entirety as set forth in Exhibit F to this Second Amendment (“Amended Transition Services Agreement”).

17.
Counterparts; Facsimile Signatures.  This Second Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This amendment may be executed by facsimile signature.

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18.	Effectiveness of Agreement. Except as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

DEEP DOWN, INC.

By:	/s/ Eugene L. Butler
Eugene L. Butler, Executive Chairman

Cuming Corporation

By:	/s/ John W. Cuming
John W. Cuming, Chairman

SELLING STOCKHOLDERS:

/s/ John W. Cuming
John W. Cuming

/s/ Jon E. Steffensen
Jon E. Steffensen, Executor for the Estate of William R. Cuming under will dated March 31, 2003, as amended

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